Exhibit 99.1

                            PRESS RELEASE
                          REPORT OF EARNINGS

                                                        August 8, 2003
                                               Shawnee Mission, Kansas

      The following is a report of earnings for Seaboard Corporation (AMEX symbol; SEB) with offices at 9000 West 67th Street, Shawnee Mission, Kansas 66202, (the "Company"), for the three and six months ended June 28, 2003 and June 29, 2002 in thousands of dollars except per share amounts.


                                    Three Months Ended       Six Months Ended
                                   June 28,    June 29,    June 28,    June 29,
                                     2003        2002        2003        2002

Net sales                        $  485,883  $  477,104  $  947,750  $  920,027
Earnings (loss) before
cumulative effect of changes
in accounting principles         $   (2,916) $   15,098  $   (3,849) $   16,821

Cumulative effect of changes
in accounting for asset
retirement obligations and
dry-dock accruals, net of
income tax expense of $550                -           -       3,648           -

Net earnings (loss)              $   (2,916) $   15,098  $     (201) $   16,821

Earnings (loss) per share
before cumulative effect of
changes in accounting
principles                       $    (2.32) $    10.15  $    (3.06) $    11.31

Cumulative effect of changes
in accounting for asset
retirement obligations and
dry-dock accruals                         -           -        2.90           -

Net earnings (loss) per
common share                     $    (2.32) $    10.15  $    (0.16) $    11.31

Average number of shares
outstanding                       1,255,054   1,487,520   1,255,054   1,487,520


Notes to Report of Earnings:

Effective January 1, 2003, the Company adopted Statement of Financial Accounting Standard No. 143, which required the Company to record a long-lived asset and related liability for asset retirement obligation costs associated with the closure of the hog lagoons it is legally obligated to close. Accordingly, the Company recorded the cumulative effect of the change in accounting principle with a charge to earnings of $2,195,000 ($1,339,000 net of tax).

Additionally, effective January 1, 2003, the Company changed its method of accounting for the scheduled dry-dock of vessels from the accrue-in-advance method to the direct-expense method. As a result, during the first quarter of 2003, the Company reversed the balance of the accrued liability for dry-dock maintenance as of December 31, 2002, resulting in an increase in earnings of $6,393,000 ($4,987,000 net of related tax expense).

During the third quarter of 2003, the Company will be required to consolidate two variable interest entities pursuant to the Financial Accounting Standards Board Interpretation No. 46. As a result, the Company will record a cumulative effect of a change in accounting principle for the excess of fixed asset depreciation over mortgage loan amortization of $1,158,000 ($706,000 net of tax).